UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	May 8, 2020

BLUE BIRD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	001-36267	46-3891989
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3920 Arkwright Road, Suite 200, Macon, Georgia		31210
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(478) 822-2801

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class            Trading Symbol(s)    Name of each exchange on which registered
Common stock, $0.0001 par value    BLBD            NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.
On May 7, 2020, Blue Bird Corporation (the “Company”) entered into that certain Second Amendment, dated as of May 7, 2020, by and among the Company, the Borrower (as defined below), Bank of Montreal, as Administrative Agent and the Lenders (as defined below) party thereto (the “Second Amendment”). The Second Amendment amended the Credit Agreement, dated as of December 12, 2016 (the “Credit Agreement”, as amended by that certain First Amendment to Credit Agreement, dated as of September 13, 2018 (the “First Amendment”), and as further amended by the Second Amendment, the “Amended Credit Agreement”), by and among the Company, School Bus Holdings, Inc. and certain of its subsidiaries, including Blue Bird Body Company as the borrower (the “Borrower”), and Bank of Montreal, as Administrative Agent and an Issuing Bank, Fifth Third Bank, as Co-Syndication Agent and an Issuing Bank, and Regions Bank, as Co-Syndication Agent, and certain other financial institutions from time to time party thereto (collectively, the “Lenders”).
The Second Amendment, among other things, provides for an aggregate lender commitment of $41.9 million of additional revolving commitments (the “Incremental Revolving Commitments”), which Incremental Revolving Commitments are intended to be used for working capital, to fund general corporate purposes and to pay transaction costs, fees and expenses related thereto and in connection with the Second Amendment. The Incremental Revolving Commitments are subject to the satisfaction of customary closing conditions, including the accuracy in all material respects of the representations and warranties under the Amended Credit Agreement and the absence of a default or event of default under the Amended Credit Agreement.
The revolving commitments under the Amended Credit Agreement (comprised of the initial $75 million of revolving commitments, which was increased to $100 million pursuant to the First Amendment and after giving effect to the Incremental Revolving Commitments under the Second Amendment will be $150 million, the “Revolving Facility”) will mature on September 13, 2023, which is the fifth anniversary of the effective date of the First Amendment.
The Amended Credit Agreement contains negative covenants and restrictions including, among others: limitations on liens, dispositions of assets, consolidations and mergers, loans and investments, indebtedness, transactions with affiliates (including management fees and compensation), dividends, distributions and other restricted payments, change in fiscal year, fundamental changes, amendments to and subordinated indebtedness, restrictive agreements, sale and leaseback transactions and certain permitted acquisitions.
Up to $25 million of additional term loans and/or revolving credit commitments may be incurred under the Amended Credit Agreement, subject to certain limitations as set forth in the Amended Credit Agreement, and which additional loans and/or commitments would require further commitments from the existing lenders or from new lenders.
The obligations under the Amended Credit Agreement and the related loan documents (including without limitation, the borrowings under the Revolving Facility and obligations in respect of certain cash management and hedging obligations owing to the agents, the lenders or their affiliates), are, in each case, secured by a lien on and security interest in substantially all of the assets of the Company and its subsidiaries (including the Borrower), with certain exclusions as set forth in a Collateral Agreement entered into on December 12, 2016.
The foregoing description of the Second Amendment is a summary and is qualified in its entirety by reference to a copy of the Second Amendment, which is attached as Exhibit 10.1 to this Current Report on Form 8-K, and incorporated herein by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
10.1
Second Amendment to Credit Agreement, dated as of May 7, 2020 by and among the Company, School Bus Holdings, Inc. and certain of its subsidiaries, including Blue Bird Body Company as the borrower, Bank of Montreal, as Administrative Agent and certain other financial institutions party thereto.

99.1	Press Release of the Company, dated May 8, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLUE BIRD CORPORATION

Dated: May 8, 2020	By:	/s/ Paul Yousif
	Name:	Paul Yousif
	Title:	General Counsel and Corporate Treasurer

Exhibit Index

Exhibit No.            Description

10.1
Second Amendment to Credit Agreement, dated as of May 7, 2020, by and among the Company, School Bus Holdings, Inc. and certain of its subsidiaries, including Blue Bird Body Company as the borrower, Bank of Montreal, as Administrative Agent and certain other financial institutions party thereto.

99.1	Press Release of the Company, dated May 8, 2020